Exhibit (d)
The Chrysler Building 405 Lexington Avenue, NY, NY 10174-1299 Tel: 212.554.7800 Fax: 212.554.7700 www.mosessinger.com

December 3, 2020

Deutsche Bank Trust Company Americas, as Depositary

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by Deutsche Bank Trust Company Americas, as Depositary (the “Depositary”), for the purpose of registering under the U.S. Securities Act of 1933, as amended (the “Securities Act”), 10,000,000 American Depositary Shares (the “ADSs”) to be evidenced by American Depositary Receipt(s) in the form attached as Exhibit (a) to the Registration Statement (the “ADRs”). The ADRs evidencing the ADSs issued pursuant to the Registration Statement will constitute the agreement between the Depositary and the Holder(s) and Beneficial Owner(s) (each as defined in the form of ADRs). Each ADS will represent the right to receive, subject to the terms and conditions of the ADR representing such ADS and the laws of the Federal Republic of Germany, one (1) ordinary share of Siemens Energy AG, a company incorporated under the laws of the Federal Republic of Germany.

In rendering this opinion, we have relied upon certain certifications from you with respect to your control of the shares underlying the ADSs.

Assuming that, at the time of the issuance of the ADSs, the Registration Statement has become effective and the shares underlying the ADSs have been legally issued and delivered to the Depositary in accordance with the terms of the ADR, we are of the opinion that the ADSs, when issued in accordance with the terms of the ADRs and the Registration Statement, will be legally issued and will entitle the Holders and Beneficial Owners of the ADSs to the rights specified in the applicable ADRs.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States. Without admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act, we hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement filed with the SEC.

Very truly yours,

\s\ Moses & Singer LLP